Exhibit 12

                               OMNICOM GROUP INC.
                       Ratio of Earnings to Fixed Charges
                                    1992-1997
                                    ($000's)

                                                                                                        1996          1997
                                      1992          1993         1994         1995         1996        Q3 YTD        Q3 YTD
                                      ----          ----         ----         ----         ----        ------        ------
Earnings as defined:
Profit before tax as reported..      $116,196      $121,678     $188,914     $242,653     $305,231    $205,276     $260,614
Add: Dividends from affiliates.         5,833         6,357        7,838       15,146       15,442      10,167        6,386
   Interest expense............        51,390        47,105       40,485       43,271       34,067      26,745       30,923
   Interest factor re: rentals
   (as calculated below).......        44,106        49,888       50,851       56,357       67,023      50,251       57,910
                                     --------      --------     --------     --------     --------    --------     --------
Total earnings.................      $217,525      $225,028     $288,088     $357,427     $421,763    $292,439     $355,833
                                     ========      ========     ========     ========     ========    ========     ========

Fixed charges as defined:
Interest expense...............     $  51,390     $  47,105    $  40,485    $  43,271    $  34,067   $  26,745    $  30,923
Interest factor re: rentals
  (as calculated below)........        44,106        49,888       50,851       56,357       67,023      50,251       57,910
                                     --------      --------     --------     --------     --------    --------     --------

Total fixed charges............     $  95,496     $  96,993    $  91,336    $  99,628     $101,090   $  76,996    $  88,833
                                    =========     =========    =========    =========     ========   =========    =========


Ratio of earnings/
  Fixed charges................          2.28          2.32         3.15         3.59         4.17        3.80         4.01


Total rent.....................       132,317       149,664      152,553      169,072      201,069     150,752      173,731
Interest factor (1/3 of total).        44,106        49,888       50,851       56,357       67,023      50,251       57,910

Notes:

1) Amortization of debt issuance costs and put premiums are included in interest expense.